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Exhibit 10.19

[*****] = Certain confidential information contained in this document, marked with brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment made pursuant to Rule 406 under the Securities Act of 1933, as amended.

CONFIDENTIAL

DISTRIBUTION AGREEMENT

        This agreement ("Agreement"), which shall go into effect on April 1, 2005 ("Effective Date"), through July 1, 2015 unless extended or terminated as herein provided is between Crocs, Inc. (hereafter "Crocs"), a Colorado Company, with its principal place of business at 6273 Monarch Park Place, Niwot, CO 80503 U.S.A. and Crocodile Distribution, a Colorado LLC, with its principal place of business at 1919 14th Street, Suite 600, Boulder, Colorado 80302, ("Distributor").

1.
DEFINITIONS

1.1
"Products" shall mean all of the products and related accessories manufactured or sold by Crocs, Inc. If Manufacturer or any Affiliate now or hereafter manufactures or proposes to manufacture any new product, Manufacturer shall immediately notify, or cause such Affiliate to notify, Distributor of that fact and of all details concerning that product. Upon release for general distribution in the United States, such new product shall become subject to the terms of this Agreement and shall qualify as a "Product" hereunder.

1.2
"Territory" shall mean the geographical region(s) stated in Exhibit B to this Agreement.

1.3
"Distribution Channels" shall mean all channels.

1.4
"Trademark" or "Trademarks" shall mean any trademarks, tradenames, logos, designs, slogans or other names or marks used by Crocs, whether registered or otherwise.

2.
GRANT OF EXCLUSIVE DISTRIBUTOR RIGHTS

2.1
License. Subject to the terms and conditions in this Agreement, Crocs hereby grants to Distributor an exclusive right to distribute and sell (subject to Section 2.2 and 4.1) the Products through the Distribution Channels and within the Territory. Distributor shall also have the right to use the Trademarks and their associated goodwill, within the Territory, on Products and on marketing materials relating to Products provided Crocs approves such use.

2.2
House Accounts. In some instances the Territory and/or Distribution Channels may include retailers who have been engaged by Crocs as international "in house accounts ("House Accounts"). As of the Effective Date Crocs is not shipping to any House Accounts within the Territory. Accounts that originate in the Territory shall not qualify as House Accounts. In the event a House Account requests shipments be sent into the Territory, Crocs agrees to notify Distributor within thirty (30) days of its first such shipment. For such accounts, Crocs agrees to pay Distributor a seven percent (7%) commission of gross sales on all orders shipped into the territory by Crocs. Crocs shall supply Distributor with a quarterly accounting of any shipments made into the Territory by Crocs pursuant to a House Account. Such commission shall also apply to orders shipped into the Territory by the House Account customer, provided such orders can be quantified by Crocs using commercially reasonable efforts and inquiries. Commissions on House Accounts shall be paid to Distributor on a quarterly basis.

2.3
Referrals. If Manufacturer or any Affiliate is contacted by any party inquiring about the purchase of Products in the Territory, Manufacturer shall, or shall cause that Affiliate, to refer such party to Distributor.

2.4
Internet Sales. Crocs and Distributor will work in good faith to establish linked websites that facilitate the sales of the Product over the internet in the approved Territories. Crocs shall license its name and trademark to Distributor at no charge for use on such websites subject to content approval by Crocs. Crocs shall forward all orders with "Ship To" addresses in the Territory to Distributor for fulfillment and shipping. Distributor shall forward all orders with "Ship To" addresses outside the Territory to Crocs for fulfillment and shipping. Any and all benefits occurring as a consequence of such forwarding shall follow the respective party.

3.
OWNERSHIP AND USE OF TRADEMARKS

3.1
Ownership of Trademarks. Distributor acknowledges that Crocs is the sole and exclusive owner of, and shall retain all right, title and interest in and to, the Trademarks and their associated goodwill, and all use of the Trademarks shall inure to the benefit of Crocs. Requested use of the Trademarks must be submitted to Crocs for approval prior to use. Distributor is expressly prohibited from using the name "Crocs" or any word or phrase containing the name "Crocs" in any business name, registration, dba, fka, domain name or for any other non-advertising purpose without the prior written consent of Crocs, and such consent shall not be unreasonably withheld.

3.2
Crocs shall grant to Distributor at no cost the license to use the Crocs brand name solely for use in the marketing and sale of the Products within the Territory.

3.3
Trademark Identification. In addition to any Trademark, which may be supplied by Distributor, all Products sold by Distributor will be identified with the Trademarks. Distributor's use of the Trademarks shall conform to Crocs' Trademark Standards, which may be modified from time-to-time by Crocs as deemed necessary.

4.
SALES TARGETS

4.1
Order Targets. The first two years of this Agreement shall be the "First Term." If the sales in the Territory meet or exceed [*****] for the final year of the First Term, Distributor shall be entitled to a three-year "Second Term" at its option. If sales for the Territory average at least [*****] for every year during the Second Term and meet or exceed [*****] in the final year of the Second Term, Distributor shall be entitled to a two-year "Third Term" at its option. All sales made as House accounts shall count toward these quotas. If the annual requirements stated above are reached, the exclusivity portion of this Agreement shall terminate automatically at the conclusion of the Third Term. In the event the annual requirements stated herein are not reached, the exclusivity portion of this Distribution Agreement may be terminated at Crocs' option. Crocs agrees not to solicit orders from previously established accounts at any time during the term of this Agreement. Upon termination of exclusivity for any reason stated herein, Distributor shall maintain the right to distribute Product on a non-exclusive basis subject to the terms of conditions of this Agreement, which shall remain in full force and effect for all other purposes. For the purpose of this Section 4.1, a "sale" shall mean the transfer of title from Crocs to Distributor and delivery of the corresponding payment.

4.2
Time Frame. Each one-year period shall begin on July 1 and end on June 30 of the applicable year.

5.
TERM AND RENEWAL.

5.1
Unless terminated in accordance herewith, this Agreement shall remain in force until July 1, 2015. Distributor shall have the right to renew this Agreement for one additional five-year period on a non-exclusive basis, but such renewal must be exercised 60 days prior to the expiration of this Agreement.

5.2
Termination for Breach. Either party may terminate this Agreement for Breach in the event any term of this Agreement is materially breached by the other party and such breach is not remedied within thirty (30) days of written notice to the breaching party.

5.3
Termination for Bankruptcy. Crocs may terminate this Agreement immediately, without notice, in the event that proceedings for reorganization, liquidation, bankruptcy or receivership are filed or instituted against or by Distributor.

5.4
Effect of Termination. Upon termination of this Agreement for any reason, the rights referenced in Section 2.1 above shall automatically terminate and Distributor shall immediately cease any and all use of the Trademarks, any associated goodwill, and any other intellectual property owned, reserved or protected by Crocs. Distributor also agrees to cease any and all marketing, sale or distribution of the Products upon termination of this Agreement. In addition, Distributor agrees to pay any amounts due and owing to Crocs and to immediately return any unsold Products to Crocs upon such termination. The purchase price paid by Distributor for the returned Products shall be returned to Distributor upon receipt of the returned Products and any amounts due and owing. Crocs shall have no other obligations in connection with the termination of this Agreement.

6.
INDEMNIFICATION

6.1
Indemnification. Distributor shall defend, indemnify and save harmless Crocs, its subsidiaries and affiliates, and their respective successors and assigns, from all losses, costs, liabilities, damages, claims, and expenses of every kind and description, including reasonable attorney's fees, arising out of or resulting from any breach of this Agreement or any of its representations or warranties by Distributor or any act or omission of Distributor or any sub-Distributor relating to the distribution, or marketing of any of the Products, including but not limited to unfair or fraudulent advertising claims. Manufacturer agrees to defend, indemnify and save harmless Distributor from any loss or claim arising out of inherent defects in any of Manufacturer's Products existing at the time such product is sold by Manufacturer to Distributor, provided that Distributor gives Manufacturer immediate notice of any such loss or claim and cooperates fully with Manufacturer in the handling thereof.

6.2
Insurance. Distributor shall maintain at its own expense in full force and effect at all times during which Products are sold, insurance, including liability insurance, in an amount sufficient to cover Distributor's liabilities.

7.
CONFIDENTIALITY

7.1
Confidential Information. During the term of this Agreement, Distributor may learn confidential information with respect to Crocs' finances, pricing, costs, inventory, market plans, customer lists, vendor sources, marketing plans, or other trade secret information. Accordingly, Distributor shall keep such information in confidence and not disclose to third parties or otherwise make unauthorized use of such information during or after the term of this Agreement, except as required by applicable law.

8.
TERMS

8.1
Distributor shall be offered Products at distribution pricing as outlined in Exhibit A to this Agreement. Distribution pricing is subject to change based on changes in wholesale pricing.

8.2
Distributor agrees to expend its own monies to properly market the Products within the Licensed Channels in the Licensed Territory.

8.3
Payment terms are net 30 days from date of invoice.

8.4
Distributor agrees not to sell, distribute or ship, directly or indirectly, any Products to any third party outside the Territory.

9.
MISCELLANEOUS PROVISIONS

9.1
Notices. All communications required to be given or that may be given hereunder, shall be sufficient in all respects if given in writing and delivered personally, or by registered or certified mail, postage prepaid to Distributor or Crocs at the address set forth in the first paragraph of this Agreement.

9.2
Severability. The parties acknowledge and agree that, should any provision of this Agreement be determined to violate or contravene any law, such provision shall be severed or modified to the minimum extent necessary to comply with the applicable law, and such modified provision and the remainder of the provisions hereof shall continue in full force and effect.

9.3
Choice of Law, Jurisdiction, Venue and Governing Law. Except as specifically set forth in this Agreement, any disputes between the parties relating to or arising out of the interpretation or performance of this Agreement shall be finally settled in Boulder, Colorado, by arbitration under the rules then in effect of the American Arbitration Association. The award of the arbitrator shall be in writing, shall be final and binding upon the Distributor and Crocs, and shall not be appealed from or contested in any court. The arbitrator shall have the authority to award any remedy or relief that a court of Colorado could grant or order. This Agreement shall be interpreted in accordance with the laws of and Distributor submits itself to personal jurisdiction in the state of Colorado.

9.4
Survival. The provisions of Sections 3.1, 5.4, 6.1, 7.1, 9.1, 9.2 and 9.3 shall survive the termination of this Agreement.

9.5
Status of the Parties. Nothing in this Agreement shall be construed as creating a joint venture or partnership between Distributor and Crocs. Distributor and Crocs shall be independent contractors with respect to one another and neither shall hold itself out as having authority to act on behalf of the other.

9.6
Modification. This Agreement shall only be modified by written agreement of both Crocs and Distributor.

9.7
Assignment. Distributor may assign this Agreement at its discretion to any third party without the prior approval of Crocs. Crocs may assign this Agreement at its discretion without prior approval, provided such assignment is to an affiliated entity or to facilitate a change of control or change in corporate structure.

        IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED, IN DUPLICATE, AS OF THE EFFECTIVE DATE.

Crocs, Inc.
BY:	/s/ LYNDON V. HANSON III
NAME:	Lyndon V. Hanson III (Print)
TITLE:	V.P. Manufacturing	DATE:	6/3/05
Crocodile Distribution, LLC (Distributor)
BY:	/s/ CARL J. VERTUCA, JR.
NAME:	Carl J. Vertuca, Jr. (Print)
TITLE:	Member/Manager	DATE:	6/3/05

EXHIBIT A

.Terms of Sale.

        1.    Purchase Price.    All sales of Manufacturer's Products to Distributor shall be made pursuant to this Agreement at [*****] off the then current United States wholesale price as set by Crocs.

        2.     Crocs shall use commercially reasonable efforts to fill Distributor's orders with products that are produced in Mexico. All prices are EX WORKS (Incoterms 2000) Manufacturer's plant, distribution center, or designated contract manufacturer. Manufacturer agrees that Products can be picked up directly by Distributor from Manufacturer's plant to avoid shipping costs altogether. In the event Distributor wishes to pick up Products directly, it shall give Manufacturer notice of such intent at least 48 hours prior to the scheduled shipment. Upon receipt of such notice, Manufacturer shall advise Distributor of its window for pick up of the applicable shipment(s). Distributor agrees to pick up such shipments within in the window provided by Manufacturer. Manufacturer agrees to properly pack all items for shipment. Risk of loss due to damage or destruction of Manufacturer's Products shall be borne by Distributor upon transfer of possession to the carrier for shipment. Manufacturer will make commercially reasonable efforts to fill Distributor's orders from the manufacturing facility closest to the Distributor. All orders are subject to acceptance by Manufacturer. Except as otherwise expressly agreed by Manufacturer in advance, this Agreement shall control all aspects of the dealings between Manufacturer and Distributor with respect to the Manufacturer's Products and any additional or different terms in any Distributor order are hereby rejected.

        3.    Order Procedure.    Each order for Products issued by Distributor to Manufacturer under this Agreement shall identify that it is an order and shall further set forth the delivery date or dates and the description and quantity of Products which are to be delivered on each of such dates. The individual contracts for the sale of Products formed by Distributor's submission of orders to Manufacturer pursuant to the terms and conditions hereof shall automatically incorporate, to the extent applicable, the terms and conditions hereof, shall be subject only to those terms and conditions (together with all terms in orders which are contemplated by this Agreement) and shall not be subject to any conflicting or additional terms included in any documents exchanged in connection therewith. Notwithstanding anything in this Section, Manufacturer and Distributor may, by written agreement, modify the terms and conditions of this Agreement.

        3.    Cancellation of Orders.    All cancellation of orders by Distributor shall be in writing, or if not initially in writing, shall be confirmed in writing. Orders are non-cancelable once transferred to Distributor or it's carrier.

        4.    Packing.    Manufacturer shall, at its expense, pack all Products in accordance with Manufacturer's standard packing procedure, which shall be suitable to permit shipment of the Products to provided, however, that if Distributor requests a modification of those procedures, Manufacturer shall make the requested modification and Distributor shall bear any reasonable expenses incurred by Manufacturer in complying with such modified procedures which are in excess of the expenses which Manufacturer would have incurred in following its standard procedures.

        5.    Delivery: Title and Risk of Loss.    All deliveries of Products sold by Manufacturer to Distributor pursuant to this Agreement shall be made EX WORKS Manufacturer's designated shipping location (the "Delivery Point"), and title to and risk of loss of Products shall pass from Manufacturer to Distributor at the Delivery Point. Manufacturer shall be responsible for arranging all transportation of Products, but if requested by Manufacturer, Distributor shall, at Manufacturer's expense, assist Manufacturer in making such arrangements. Distributor shall be responsible for all taxes, duties, import charges or other expenses related to the shipment of the Products to Distributor.

        6.    Refunds of merchandise.    Refunds of merchandise for items not received can be made by exchange or cash payment.

        7.    Inspection and Acceptance.    Promptly upon the receipt of a shipment of Products, Distributor shall examine the shipment to determine whether any item or items included in the shipment are in short supply, defective or damaged. Within 7 days of receipt of the shipment, Distributor shall notify Manufacturer in writing of any shortages, defects or damage, which Distributor claims existed at the time of delivery. Within 7 days after the receipt of such notice, Manufacturer will investigate the claim of shortages, defects or damage, inform Distributor of its findings, and deliver to Distributor Products to replace any which Distributor determines, were in short supply, defective or damaged at the time of delivery. Unless notice is given as provided in this Section, Distributor shall be deemed to have accepted such Products and to have waived all claims for shortages, defect or damage.

        8.    Payment.    Upon delivery and acceptance of Products, Manufacturer may submit to Distributor their invoice for those Products. Distributor shall pay each such proper invoice within 30 days after Distributor's receipt of that invoice. Payment shall be made in United States dollars to a bank account to be notified in writing by Manufacturer to Distributor.

EXHIBIT B

Licensed Territory:

Mexico
Dominican Republic
Costa Rica
Cuba

Addendum to Exhibit B

        The parties to this Agreement understand that U.S. law severely restricts the degree to which U.S. parties may, directly or indirectly, do business or have other contacts with Cuba and Cuban nationals and agree to undertake any such activities only if and to the extent that they determine, on the basis of advice of counsel, that it is lawful to do so.

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  Exhibit 10.19
Addendum to Exhibit B